                                                                    EXHIBIT 12.2


                 CHARTER COMMUNICATIONS SOUTHEAST HOLDINGS, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)





                                         1997        1996       1995         1994
                                         ----        ----       ----         ----
Earnings
  Loss before taxes                   $(59,357)   $(40,420)   $(27,515)   $ (9,609)
   Fixed Charges                        61,794      41,227      18,854       4,688
                                      --------    --------    --------    --------
        Earnings                         2,437         807      (8,661)     (4,921)

 Fixed Charges
   Interest Expense                     59,410      39,850      18,065       4,440
   Interest Element of Rentals             296         206         132          33
  Amortization of debt costs             2,088       1,171         657         215
                                      --------    --------    --------    --------
        Total Fixed Charges           $ 61,794    $ 41,227    $ 18,854    $  4,688
                                      ========    ========    ========    ========

 Ratio of Earnings to Fixed Charges          -           -           -           -

(1) Earnings for the year ended December 31, 1997, 1996, 1995 and 1994 were insufficient to cover the fixed charges by $59,357, $40,420, $27,515 and $9,609, respectively. As a result of such deficiencies, the ratios are not presented above.